Exhibit 10.2

FORM OF
TAX MATTERS AGREEMENT
by and between
JOHNSON & JOHNSON
and
KENVUE INC.
Dated as of [●], 2023

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms	1

ARTICLE II

Allocation of Tax Liabilities and Benefits

SECTION 2.01. Indemnity by J&J	7
SECTION 2.02. Indemnity by Kenvue	7
SECTION 2.03. Allocation of Ordinary Taxes	7
SECTION 2.04. Allocation of Foreign Reorganization Taxes	9
SECTION 2.05. Allocation of Transfer Taxes	9
SECTION 2.06. Allocation of Transaction Taxes	9
SECTION 2.07. Refunds and Credits	10
SECTION 2.08. Apportioned Tax Attributes	10
SECTION 2.09. Treatment of Indemnity Payments	11

ARTICLE III

Preparation and Filing of Tax Returns

SECTION 3.01. Filing of Returns	12
SECTION 3.02. Method of Preparing Tax Returns	12
SECTION 3.03. Cooperation	13
SECTION 3.04. Payment of Taxes	14
SECTION 3.05. Amendments	14
SECTION 3.06. Carrybacks	14

ARTICLE IV

Tax Matters Relating to the Distribution

SECTION 4.01. Mutual Representations	15
SECTION 4.02. Tax Opinions	15
i

ii

SECTION 7.13. Compliance by Group Members	28
SECTION 7.14. Survival	28
SECTION 7.15. Integration; Amendments	28
SECTION 7.16. Third-Party Beneficiaries	28
SECTION 7.17. Waivers of Default	29
SECTION 7.18. Interpretation	29
SECTION 7.19. Waiver of Jury Trial	29

Schedule A	-	Intended Tax Treatment and Active Trades or Business
Schedule B	-	Foreign Reorganization
Schedule C	-	Internal Restricted Entities and Other Section 4.04(a)(ii) Entities
Schedule D	-	Ordinary Taxes
Schedule E	-	Restricted Actions
Schedule F	-	Tax Contests
Schedule G	-	Cooperation
Schedule H	-	Gain Recognition Agreements
iii

TAX MATTERS AGREEMENT dated as of [●], 2023 (this “Agreement”) by and between JOHNSON & JOHNSON, a New Jersey corporation (“J&J”), and KENVUE INC., a Delaware corporation (“Kenvue” and together with J&J, the “Parties”).
WHEREAS J&J is the common parent of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has elected to file consolidated Federal income Tax Returns, and Kenvue is a member of that group;
WHEREAS, pursuant to the Separation Agreement, the Parties have effected or agreed to effect the Internal Transactions and Initial Public Offering;
WHEREAS, following the Initial Public Offering, pursuant to the Separation Agreement, J&J intends to effect the Distribution and may effect the Other Disposition;
WHEREAS the Parties intend that certain of the Internal Transactions, the Initial Public Offering, the Distribution and certain transactions constituting the Other Disposition each qualify for the Intended Tax Treatment; and
WHEREAS Kenvue will cease to be wholly owned, directly or indirectly, by J&J following the Initial Public Offering and is expected to cease to be a member of the J&J Consolidated Group after the Distribution;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, J&J and Kenvue hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Definition of Terms. For purposes of this Agreement, the following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.
“25% Acquisition Transaction” has the meaning set forth in Section 4.05(b).
“Accounting Firm” means an accounting firm of recognized national standing in the relevant jurisdiction.
“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code and the Regulations thereunder) of any trade or business described in the Schedule [A] for purposes of satisfying the requirements of Section 355(b) of the Code.
“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” means an Ancillary Agreement, as defined in the Separation Agreement, other than this Agreement.
“Apportioned Tax Attributes” means Tax Attributes that are subject to allocation or apportionment between one Person and another Person under applicable Law or by reason of the Transactions.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or non-U.S. Law.
“Combined Returns” has the meaning set forth in Section 3.01(b).
“Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under state, local or non-U.S. Law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under applicable Law, including with respect to any item disallowed or adjusted by a Taxing Authority, as long as both Parties agree that no action should be taken to recoup that payment.
“Dispute” has the meaning set forth in Section 7.06(b).
“Distribution Date” means the date of the Distribution.
“Domestic Use Agreement” means a domestic use agreement as described in Section 1.1503(d)-6(d) of the Regulations.
“Estimated Tax Payment” means, with respect to an income Tax Return, any payment of estimated Tax for such Tax Return or any overpayment of Tax in a previously filed Tax Return that is carried forward and credited against Taxes owed on such income Tax Return.
“Foreign Reorganization” means those transactions of the Internal Transactions set forth on Schedule [B].
“Foreign Reorganization Taxes” means Taxes (other than Transfer Taxes or Transaction Taxes) arising from the Foreign Reorganization, as determined by J&J.
“Gain Recognition Agreement” means a gain recognition agreement as described in Section 1.367(a)-8 of the Regulations.
“Indemnifying Party” means a Party that has any obligation to indemnify an Indemnitee pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Indemnitee” means a Person entitled to indemnification by an Indemnifying Party pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.
“Indemnity Payment” means an indemnity payment contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement.
“Intended Tax Treatment” means the tax treatment as specified in Schedule [A].
“Internal Restricted Entity” means the entities listed in Schedule [C].
“Internal Restricted Entity SAG” has the meaning set forth in Section 4.04(a)(iii).
“IRS” means the Internal Revenue Service.
“J&J” has the meaning set forth in the preamble.
“J&J Consolidated Group” means J&J and the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which J&J is the common parent.
“J&J Consolidated Return” has the meaning set forth in Section 3.01(a).
“J&J Prepared Returns” has the meaning set forth in Section 3.01(c).
“J&J Tax Opinions” means the tax opinions or tax memoranda, as applicable, of Cravath, Swaine & Moore LLP and Ernst & Young LLP issued to J&J, in form and substance satisfactory to J&J in its sole discretion, with respect to the qualification of the Distribution, certain transactions constituting the Other Disposition and certain Internal Transactions for their Intended Tax Treatment.
“J&J Transaction Tax Percentage” means, with respect to any Transaction Tax, the fraction, expressed as a percentage, the numerator of which is the amount of such Transaction Tax allocated to J&J pursuant to Section 2.06 and the denominator of which is the total amount of such Transaction Tax.
“Kenvue” has the meaning set forth in the preamble.
“Kenvue Consolidated Group” means Kenvue and the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which Kenvue would be the common parent if it were not included in the J&J Consolidated Group.
“Kenvue Prepared Returns” has the meaning set forth in Section 3.01(c).
“Kenvue SAG” has the meaning set forth in Section 4.04(a)(iii).
“Mediation Notice” has the meaning set forth in Section 7.06(c).
“Mediation Period” has the meaning set forth in Section 7.06(c).

“Mediation Rules” has the meaning set forth in Section 7.06(c).
“Negotiation Notice” has the meaning set forth in Section 7.06(b).
“Ordinary Course of Business” means, with respect to an action taken (or to be taken) by a Person, that the action is taken in the ordinary course of the normal day-to-day operations of that Person.
“Ordinary Taxes” means Taxes other than (i) Transfer Taxes, (ii) Transaction Taxes and (iii) Foreign Reorganization Taxes.
“Parties” has the meaning set forth in the preamble.
“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.
“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.
“Proposed Acquisition Transaction” has the meaning set forth in Section 4.04(b)(i).
“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law) to treat the disposition of the Stock of such entity, pursuant to certain of the Transactions, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state or local Law).
“Refund Recipient” has the meaning set forth in Section 2.07.
“Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.
“Representation Letters” means the representation letters delivered in connection with the J&J Tax Opinions.
“Representations” means any representations that serve as a basis for any Transaction Ruling or the J&J Tax Opinions.
“Return Items” means any item of income, gain, loss, deduction or credit.
“Ruling” means any ruling (including any supplemental ruling) issued by a Taxing Authority in connection with the Transactions, whether granted prior to, on or after the date hereof.
“Satisfactory Guidance” has the meaning set forth in Section 4.04(c)(ii).

“Separate Returns” has the meaning set forth in Section 3.01(c).
“Separation Agreement” means the Separation Agreement dated as of the date hereof by and between J&J and Kenvue.
“Specified Apportioned Tax Attributes” means earnings and profits (including previously taxed income and earnings and profits) and separate loss limitations, in each case, required to be allocated or apportioned for U.S. Federal income tax purposes in connection with the Transactions.
“Specified Tax Contest” has the meaning set forth in Section 5.01(b).
“Stock” means (i) any share of any class or series of stock or any other equity interest and (ii) all other instruments properly treated as stock for U.S. Federal income tax purposes.
“Tax” means all taxes, assessments, duties or similar charges of any kind whatsoever imposed by a Governmental Authority (or required by any Governmental Authority to be collected or withheld), in each case, in the nature of a tax, whether direct or indirect, together with any related interest, penalties or additional amounts. For the avoidance of doubt, Tax shall include all customs or duties imposed, or required to be imposed by a Governmental Authority, with respect to the import or export of goods or services.
“Tax Advisor” means a tax counsel or accountant of recognized national standing, including Cravath, Swaine & Moore LLP and Ernst and Young LLP.
“Tax Attributes” means any net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, unused research and development credit, tax basis, earnings and profits (including previously taxed income and earnings and profits) and any other similar Tax attributes that could reduce a Tax liability or create a Tax benefit, as determined for Federal, state, local or non-U.S. Tax purposes.
“Tax Contest” means any audit, review, claim, examination, inquiry, or any other administrative or judicial proceeding, in each case, in respect of Taxes by a Governmental Authority.
“Tax Dispute” has the meaning set forth in Section 6.04.
“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed under applicable Tax Law.
“Tax Return Filer” has the meaning set forth in Section 3.04(a).

“Tax Return Preparer” means, with respect to any Tax Return that J&J is responsible for preparing under Section 3.01, J&J and, with respect to any Tax Return that Kenvue is responsible for preparing under Section 3.01, Kenvue.
“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.
“Transaction Ruling” means (i) any private letter ruling (including any supplemental ruling) issued by the IRS in response to a request for such a private letter ruling filed prior to the Distribution Date with respect to the qualification of the Distribution, certain transactions constituting the Other Disposition and certain Internal Transactions for their Intended Tax Treatment or (ii) any similar rulings issued by any other Taxing Authority in response to a request for such a ruling filed prior to the Distribution Date.
“Transaction Tax Contest” means any Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.
“Transaction Taxes” means all (i) Taxes imposed on J&J, Kenvue or any of their respective Subsidiaries resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which J&J, Kenvue or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).
“Transactions” means the Internal Transactions, Initial Public Offering, Distribution and Other Disposition.
“Transfer Pricing Documentation” means any return, declaration, statement, report, claim, schedule, form or other documentation and any associated workpapers required for purposes of establishing any position with respect to transfer pricing purposes with any Taxing Authority (including documentation described in Section 6662(e) of the Code or the Organisation for Economic Co-operation and Development transfer pricing guidelines), as determined based on the past practice of the applicable member of the J&J Group or the Kenvue Group.
“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added or other similar Taxes incurred in connection with the Transactions, as determined by J&J.
“TXMA Records” has the meaning set forth in Section 6.03.
“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(c)(iii).

ARTICLE II
Allocation of Tax Liabilities and Benefits
SECTION 2.01. Indemnity by J&J. J&J shall be liable for, and shall indemnify and hold Kenvue harmless from, the following Taxes, whether incurred directly by Kenvue or indirectly through a member of the Kenvue Group, without duplication:
(a) Ordinary Taxes allocated to J&J under Section 2.03;
(b) Foreign Reorganization Taxes allocated to J&J under Section 2.04;
(c) Transfer Taxes allocated to J&J under Section 2.05; and
(d) Transaction Taxes allocated to J&J under Section 2.06;
excluding, in each case, any Tax described in Section 2.02.
SECTION 2.02. Indemnity by Kenvue. Kenvue shall be liable for, and shall indemnify and hold J&J harmless from, the following Taxes, whether incurred directly by J&J or indirectly through a member of the J&J Group, without duplication:
(a) Ordinary Taxes allocated to Kenvue under Section 2.03;
(b) Foreign Reorganization Taxes allocated to Kenvue under Section 2.04;
(c) Transfer Taxes allocated to Kenvue under Section 2.05;
(d) Transaction Taxes allocated to Kenvue under Section 2.06; and
(e) any Taxes incurred as a result of any member of the Kenvue Group’s action or omission in breach of Section 6.02.
SECTION 2.03. Allocation of Ordinary Taxes. (a) Except as otherwise provided in this Section 2.03, Ordinary Taxes shall be allocated as follows:
(i) For any Pre-Distribution Period:
(A) Ordinary Taxes of any member of the J&J Group or the Kenvue Group that are attributable to the Kenvue Business shall be allocated to Kenvue; and
(B) Ordinary Taxes of any member of the J&J Group or the Kenvue Group that are attributable to the J&J Business shall be allocated to J&J.
(ii) For any Post-Distribution Period:
(A) Ordinary Taxes of any member of the J&J Group shall be allocated to J&J; and

(B) Ordinary Taxes of any member of the Kenvue Group shall be allocated to Kenvue.
(iii) All determinations regarding the allocation of Ordinary Taxes shall be made by J&J in its reasonable discretion. The determination of whether Ordinary Taxes are allocable to the Kenvue Business or the J&J Business for purposes of Section 2.03(a)(i) shall be made in a manner consistent with past practice of the relevant member of the J&J Group or the Kenvue Group, as reasonably determined by J&J; provided, that if J&J determines (A) there is no such past practice with respect to the allocation of such Ordinary Taxes or (B) such Ordinary Taxes are not otherwise attributable to the Kenvue Business or the J&J Business, J&J shall, in each case, use such other reasonable allocation method as it determines in good faith.
(b) Notwithstanding Section 2.03(a), the following Ordinary Taxes shall be allocated as follows:
(i) Ordinary Taxes imposed under Sections 951, 951A or 965(h) of the Code with respect to a member of the J&J Group or the Kenvue Group that is a CFC and for a taxable year ending on or before December 31, 2022, shall be allocated to J&J;
(ii) Ordinary Taxes that are U.S. Federal income Taxes resulting from any Tax Contest with respect to a J&J Consolidated Return shall be allocated to J&J;
(iii) Ordinary Taxes arising as a result of any action by a member of the Kenvue Group described in Section 4.08 shall be allocated to Kenvue;
(iv) (A) to the extent Ordinary Taxes of J&J, Kenvue or their respective Subsidiaries consist of additional Taxes, interest, penalties or other additions thereto that result from any member of the J&J Group’s action or omission in breach of Article III (except for an action or omission resulting from any member of the Kenvue Group’s action or omission in breach of Section 3.03) or Article V, such Ordinary Taxes shall be allocated to J&J to such extent and (B) to the extent any such Ordinary Taxes consist of additional Taxes, interest, penalties or other additions thereto that result from any member of the Kenvue Group’s action or omission in breach of Article III (except for an action or omission resulting from any member of the J&J Group’s action or omission in breach of Section 3.03) or Article V, such Ordinary Taxes shall be allocated to Kenvue to such extent; and
(v) Ordinary Taxes specified on Schedule [D] will be allocated to the Party specified on such Schedule.
(c) Notwithstanding anything herein to the contrary, with respect to any income Tax Return not filed as of the date hereof for which Estimated Tax Payments have been made, the amount of Ordinary Taxes subject to indemnification pursuant to Article II (or payment pursuant to Section 3.04(b)) shall be net of the aggregate amount of Estimated Tax Payments allocable to the indemnifying Party under the principles of Section 2.03(a)(iii).

SECTION 2.04. Allocation of Foreign Reorganization Taxes. All Foreign Reorganization Taxes shall be allocated to J&J; provided, that such Foreign Reorganization Taxes shall be allocated to Kenvue to the extent arising out of an action or omission by any member of the Kenvue Group after the Separation Date that would reasonably be expected to result in the incurrence of Foreign Reorganization Taxes that were otherwise not expected to be incurred.
SECTION 2.05. Allocation of Transfer Taxes.
(a) Notwithstanding anything in this Agreement to the contrary, all Transfer Taxes shall be allocated to J&J, except to the extent recoverable by Kenvue using commercially reasonable efforts; provided, that such Transfer Taxes shall be allocated to Kenvue to the extent arising out of an action or omission by any member of the Kenvue Group after the Separation Date that would reasonably be expected to result in the incurrence of Transfer Taxes that were otherwise not expected to be incurred.
(b) J&J and Kenvue shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any available claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
SECTION 2.06. Allocation of Transaction Taxes.
(a) All Transaction Taxes shall be allocated to a Party to the extent such Transaction Taxes would not have been imposed but for:
(i) the failure of any of the Representations or the representations contained in Section 4.01, in each case, made by such Party or its Affiliates to be true, correct or complete when made;
(ii) the breach by such Party of any covenant herein (including those set forth in Section 4.04(a) without regard for Section 4.04(c)) or in the Separation Agreement or any Ancillary Agreement;
(iii) (A) the application of Sections 355(a)(1)(B), 355(e) or 355(f) of the Code to any of the Transactions by virtue of any acquisition (or deemed acquisition) of Stock or assets of such Party or its Affiliates or (B) the failure to satisfy the requirements of Section 355(a)(1)(C) of the Code with respect to any of the Transactions by virtue of any act or omission by such Party or its Affiliates after the date hereof; or
(iv) any other act or omission by such Party or its Affiliates that it knows or reasonably should expect, assuming it had consulted with a Tax Advisor, could give rise to Transaction Taxes (except to the extent such act or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04(c)), the Separation Agreement or any Ancillary Agreement).

(b) To the extent any Transaction Taxes would be allocated both to one of Kenvue or J&J under Section 2.06(a)(iii) and to the other Party under Sections 2.06(a)(i), 2.06(a)(ii) or 2.06(a)(iv), such Transaction Taxes shall be allocated solely to the Party to which such Transaction Taxes would be allocated under Section 2.06(a)(iii). To the extent any Transaction Taxes (other than those described in the immediately preceding sentence) would be allocated both to J&J and Kenvue under Section 2.06(a), such Transaction Taxes shall be allocated between J&J and Kenvue in proportion to the relative contribution of the members of the J&J Group (and such members’ Affiliates), on the one hand, and the members of the Kenvue Group (and such members’ Affiliates and counterparties to any consummated Proposed Acquisition Transactions, if applicable), on the other hand, to the circumstances giving rise to such Transaction Taxes.
(c) To the extent any Transaction Tax is not allocated under Sections 2.06(a) or 2.06(b), the Transaction Tax shall be allocated to J&J.
SECTION 2.07. Refunds and Credits. If J&J, Kenvue or any of their respective Affiliates receives any refund of any Taxes that the other Party has paid (the Party receiving, or whose Affiliate receives, such refund, a “Refund Recipient”), the Refund Recipient shall use commercially reasonable efforts to pay to the other Party the entire amount of the refund (net of any Taxes imposed with respect to the receipt of such refund) within 60 days of receipt, and in any event shall pay to the other Party such amount as soon as practicable; provided, however, that the other Party, upon the request of the Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event the Refund Recipient or any of its Affiliates is required to repay such refund. For the avoidance of doubt, for purposes of this Section 2.07, J&J shall be treated as having paid any Taxes of any member of the J&J Group or the Kenvue Group paid prior to the date hereof. If a Party would be a Refund Recipient but for the fact it (or its Affiliate) applied a refund to which it (or its Affiliate) would otherwise have been entitled to against a Tax liability arising in a subsequent taxable period, then for purposes of this Section 2.07, (i) such Party shall be treated as a Refund Recipient, (ii) the economic benefit of so applying the refund shall be treated as a refund and (iii) such Party shall be treated as receiving such refund on the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.
SECTION 2.08. Apportioned Tax Attributes.
(a) J&J shall in good faith advise Kenvue in writing of the amount, if any, of any Specified Apportioned Tax Attributes which J&J determines in its good faith discretion shall be allocated or apportioned to the Kenvue Group (or member thereof) under applicable Law.
(b) Kenvue may request that J&J undertake a determination of the portion, if any, of any Apportioned Tax Attribute (other than any Specified Apportioned Tax Attributes) to be allocated or apportioned to the Kenvue Group (or any member thereof) under applicable Law. To the extent such Apportioned Tax Attribute is required to be allocated or apportioned to the Kenvue Group (or any member thereof) under applicable Law, J&J shall use commercially reasonable efforts to undertake such a determination without engaging a third-party advisor. If J&J determines in its reasonable discretion that it cannot perform such a determination without the advice of a third-party advisor, it shall engage Ernst & Young LLP or another nationally recognized accounting firm to provide such advice. Kenvue shall reimburse J&J for all reasonable third-party costs and expenses incurred by J&J or any of its Subsidiaries in connection with such determination requested by Kenvue within 60 days after receiving an invoice from J&J therefor. For the avoidance of doubt, this Section 2.08(b) shall not be construed as obligating J&J to undertake a determination with respect to any Apportioned Tax Attribute (other than any Specified Apportioned Tax Attribute) if J&J concludes in its reasonable discretion that it is not practicable in light of the information available to J&J.
(c) If J&J undertakes a determination of any Apportioned Tax Attribute (including any Specified Apportioned Tax Attribute), whether or not at the request of Kevnue, J&J shall in good faith advise Kenvue in writing of the amount, if any, of such Apportioned Tax Attribute that J&J determines in its good faith discretion shall be allocated or apportioned to the Kenvue Group (or any member thereof) under applicable Law. Kenvue agrees that it shall accept such determination and Kenvue and all members of the Kenvue Group shall prepare all Tax Returns in accordance therewith, unless there is no reasonable basis for such allocation or apportionment.
(d) For the avoidance of doubt, J&J shall not be liable to any member of the Kenvue Group for any failure of any allocation or apportionment made pursuant to this Section 2.08 to be accurate or sustained under applicable Law.
SECTION 2.09. Treatment of Indemnity Payments. (a) Character. Any Indemnity Payment (other than any portion of a payment that represents interest) shall be treated by the Parties (and their respective Affiliates) for all Tax purposes, if made by Kenvue to J&J (or by or to their respective Affiliates), as a distribution from Kenvue to J&J and, if made by J&J to Kenvue (or by or to their respective Affiliates), as a contribution from J&J to Kenvue, in each case, except to the extent otherwise required by applicable Law. If such payment is made after the Distribution, such distribution or contribution shall be treated as made immediately before the Distribution, except to the extent otherwise required by applicable Law.
(b) Net of Taxes. The amount of any Indemnity Payment shall be (i) increased to take account of any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations (in each case, including Taxes imposed on payments of such additional amounts pursuant to this clause (i)) and (ii) reduced to take account of any cash Tax benefit arising from the incurrence or payment of the loss in respect of which the Indemnity Payment is made that is actually realized by the Indemnitee in the taxable year in which such loss is incurred.
(c) Timing of Indemnity Payments. Any amount payable under Sections 2.01 or 2.02 shall be due within 60 days after receiving an invoice from the other Party therefor.

ARTICLE III
Preparation and Filing of Tax Returns
SECTION 3.01. Filing of Returns. (a) Consolidated Returns. J&J shall prepare and timely file (or cause to be prepared and timely filed) each U.S. Federal income Tax Return required to be filed on behalf of the J&J Consolidated Group (a “J&J Consolidated Return”). J&J shall include the Kenvue Consolidated Group in such Tax Return if entitled to do so under applicable Law.
(b) Combined Returns. For each taxable year for which it is permissible to file a Tax Return on a consolidated, combined, unitary or similar basis (other than a J&J Consolidated Return) that would include one or more members of the Kenvue Group and one or more members of the J&J Group (a “Combined Return”), J&J may, in its sole discretion but subject to applicable Law, determine whether to file such Combined Return and whether to include certain or all of the relevant members of the J&J Group or Kenvue Group in such Tax Return. J&J shall prepare and timely file (or cause to be prepared and timely filed) any Combined Return required to be filed by a member of the J&J Group under applicable Law and J&J shall prepare and Kenvue shall timely file (or cause to be prepared and timely filed) any Combined Return required to be filed by a member of the Kenvue Group under applicable Law.
(c) Separate Returns. For all Tax Returns other than J&J Consolidated Returns and Combined Returns (“Separate Returns”), Kenvue shall prepare and timely file (or cause to be prepared and timely filed) any such Separate Return of or that includes only members of the Kenvue Group and that it is required to file under applicable Law with respect to the 2023 taxable year (and all subsequent taxable years), but only if such taxable year does not include a portion of the 2022 calendar year (“Kenvue Prepared Returns”) and J&J shall prepare and timely file (or cause to be prepared and timely filed) any other Separate Returns (together with J&J Consolidated Returns and Combined Returns, “J&J Prepared Returns”).
(d) Transfer Pricing Documentation. Except as otherwise provided in this Section 3.01 and Section 3.02, Kenvue shall prepare any Transfer Pricing Documentation with respect to a Kenvue Prepared Return and J&J shall prepare any Transfer Pricing Documentation with respect to a J&J Prepared Return. The Party responsible under this Section 3.01(d) for preparing such Transfer Pricing Documentation shall provide a copy of such Transfer Pricing Documentation to the other Party upon such other Party’s reasonable request.
SECTION 3.02. Method of Preparing Tax Returns. (a) J&J-Prepared Tax Returns. To the extent that any J&J Prepared Return relates to matters for which Kenvue must pay the J&J Group under Section 3.04 or must indemnify the J&J Group under Section 2.02 or to matters affecting any Kenvue Prepared Return (including any refund or other Tax Attribute to which a member of the Kenvue Group is entitled), J&J shall prepare (or cause to be prepared) the relevant portion of such J&J Prepared Return, as the case may be, on a basis consistent with past practice (except as required by applicable Law). J&J shall notify Kenvue of any such portions not prepared on a basis consistent with past practice.
(b) Kenvue-Prepared Tax Returns. To the extent that any Kenvue Prepared Return directly relates to any Pre-Distribution Period or to matters affecting any J&J Prepared Return (including any refund or other Tax Attribute to which a member of the J&J Group is entitled), Kenvue shall prepare (or cause to be prepared) the relevant portion of such Tax Return on a basis consistent with past practice (except as required by applicable Law). Kenvue shall notify J&J of any such portions not prepared on a basis consistent with past practice.
(c) Review of Tax Returns.
(i) Subject to Section 3.02(c)(ii), the Party responsible under Section 3.01 for preparing (or causing to be prepared) a Tax Return shall use good faith efforts to make such Tax Return or relevant portions thereof and related workpapers available for review by the other Party at least 20 Business Days prior to the due date (including any available extensions) for filing such Tax Return; provided, that any failure by the preparing Party to make available such Tax Return (or relevant portions thereof) at least 20 Business Days prior to such due date shall not relieve the other Party’s indemnification obligations under this Agreement, except to the extent that the other Party shall have been actually and materially prejudiced by such failure. The preparing Party shall consider in good faith any reasonable comments made by such other Party at least 10 Business Days prior to the due date (including any available extensions), in each case to the extent (i) such Tax Return relates to Taxes for which such other Party may be liable (under applicable Law or pursuant to this Agreement) or otherwise affects the preparation of Tax Returns prepared (or caused to be prepared) by such other Party or (ii) adjustments to the amount of Taxes reported on such Tax Return may affect the determination of Taxes for which such other Party may be liable (under applicable Law or pursuant to this Agreement). The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.
(ii) Notwithstanding anything in this Agreement to the contrary, J&J shall not be required to provide Kenvue the opportunity to review, and Kenvue shall have no rights with respect to, (x) any J&J Consolidated Return or (y) any Combined Return that is a U.S. state or local income Tax Return.
SECTION 3.03. Cooperation.
(a) Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01 on a timely basis consistent with the current practices of J&J and its Subsidiaries in preparing Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third-party service providers as are consistent with the current practices of J&J and its Subsidiaries in preparing Tax Returns.

(b) Consents and Elections. J&J and Kenvue shall prepare, sign and timely file (or cause to be prepared, signed and timely filed) any consents, elections and other documents and take any other actions, in each case, solely to the extent necessary or appropriate to effect the filing of the Tax Returns described in Section 3.01.
SECTION 3.04. Payment of Taxes.
(a) The Party responsible under Section 3.01 for filing (or causing to be filed) a Tax Return (the “Tax Return Filer”) shall timely pay (or cause to be paid) any Taxes shown as due on that Tax Return to the relevant Taxing Authority. The obligation to make payments pursuant to this Section 3.04(a) shall not affect a Party’s right, if any, to receive payments under Section 3.04(b) or otherwise be indemnified with respect to the applicable Taxes.
(b) In addition to its obligations under Section 3.02, the relevant Tax Return Preparer shall, no later than 5 Business Days before the due date (including extensions) of any Tax Return described in Section 3.01, notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the non-filing Party must indemnify the Tax Return Filer under this Agreement and, if the Tax Return Preparer is not the Tax Return Filer, a final copy of any such Tax Return. The non-filing Party shall pay any such amount to the Tax Return Filer no later than sixty days following the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.04(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.
(c) Any notice provided pursuant to Section 3.04(b) shall include a written statement setting forth (i) the aggregate amount of Tax shown as due on the applicable Tax Return and (ii) reasonably detailed calculations showing the amount for which the non-filing Party must indemnify the Tax Return Filer under this Agreement.
(d) For the avoidance of doubt, no indemnity payment under Article II in respect of any Estimated Tax Payment shall be due prior to the filing of the relevant Tax Return under Section 3.01.
SECTION 3.05. Amendments. Kenvue shall not (and shall cause its Affiliates not to) file, amend, withdraw, revoke or otherwise alter any Tax Return if doing so would reasonably be expected to (a) obligate J&J to make an Indemnity Payment under Article II, (b) cause J&J or any of its Affiliates to incur any Taxes for which it is not indemnified under this Agreement or (c) adversely affect a refund or other Tax Attribute to which J&J or any of its Affiliates is entitled, in each case without the prior written consent of J&J.
SECTION 3.06. Carrybacks. Kenvue shall (and shall cause members of the Kenvue Group to) waive, to the extent permitted under applicable Law, carrybacks of Tax Attributes from any Post-Distribution Period to any Pre-Distribution Period. Notwithstanding anything in this Agreement to the contrary, if any member of the Kenvue Group carries back a Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, no payment shall be due from J&J with respect to that carryback, regardless of whether such carryback is required by Law or permitted by J&J.
ARTICLE IV
Tax Matters Relating to the Distribution
SECTION 4.01. Mutual Representations. Each Party represents on behalf of itself and the other members of its Group that as of the date of this Agreement:
(a) it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, assuming it had consulted with a Tax Advisor, (i) is inconsistent with the qualification of any of the Transactions for their Intended Tax Treatment or (ii) would adversely affect the effectiveness or validity of any Transaction Ruling that has been requested or received; and
(b) all Representations made by it or its Affiliates are true, correct and complete.
SECTION 4.02. Tax Opinions. The Parties shall use their best efforts to cause the J&J Tax Opinions to be issued, including by executing any Representation Letters reasonably requested in connection with the J&J Tax Opinions; provided that each Party shall have been provided with a reasonable opportunity to review, comment and consent to the content of any Representation Letter to be executed by it (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 4.03. Mutual Covenants. Neither Party shall take or fail to take, or permit their respective Affiliates to take or fail to take, any action, if such action or omission (i) would be inconsistent with the Representations made by it or its Affiliates, (ii) would cause any such Representations to be untrue when made or (iii) would be inconsistent with the qualification of any of the Transactions for their Intended Tax Treatment.
SECTION 4.04. Restricted Actions. (a) Subject to Section 4.04(b), from the date hereof until the first day after the two-year anniversary of the Distribution Date, Kenvue shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or a series of transactions:
(i) cause or allow the Kenvue Group to cease to engage in any Active Trade or Business;
(ii) liquidate or partially liquidate Kenvue, any Internal Restricted Entity or any entity listed on Schedule [C], by way of a merger, amalgamation, consolidation, conversion or otherwise (except as pursuant to the Separation Agreement);
(iii) sell or transfer 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of (1) Kenvue (the “Kenvue SAG”) or (2) any Internal Restricted Entity (an “Internal Restricted Entity

SAG”), in each case, held immediately before the Distribution (other than (A) sales, transfers or dispositions of assets to any member of the Kenvue SAG or such entity’s Internal Restricted Entity SAG, respectively (B) sales, transfers or dispositions of assets in the Ordinary Course of Business, (C) payments of cash to acquire assets from an unrelated Person in an arm’s-length transaction, (D) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income tax purposes or (E) any mandatory or optional repayments (or prepayments) of any indebtedness of Kenvue, any Internal Restricted Entity, or any of their respective Subsidiaries);
(iv) redeem or otherwise repurchase (directly or indirectly) any Stock of Kenvue or any Internal Restricted Entity, except to the extent such redemptions or repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48);
(v) amend the certificate of incorporation (or other organizational documents) of Kenvue or any Internal Restricted Entity, or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Kenvue or any Internal Restricted Entity (including, without limitation, through (i) the conversion of one class of Stock of Kenvue or any Internal Restricted Entity into another class of Stock of Kenvue or such Internal Restricted Entity, respectively, or (ii) the declassification of the board of directors (or analogous supervisory or managing body) of Kenvue or any Internal Restricted Entity);
(vi) take any of the actions specified in Schedule [E];
(vii) enter into a Proposed Acquisition Transaction; or
(viii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which it is not a party (including by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, or any “fair price” or other provision of its charter or bylaws or otherwise).
(b) Definition of Proposed Acquisition Transaction. (i) For the purposes of this Agreement, “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Stock of Kenvue or any Internal Restricted Entity that, when combined with any other acquisitions of the Stock of Kenvue or such Internal Restricted Entity, respectively, that occur in or after the Initial Public Offering (but excluding any acquisition that occurs in any transaction that is excluded from the definition of Proposed Acquisition Transaction under Section 4.04(b)(ii)), comprises 30% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Kenvue or such Internal Restricted Entity, respectively, for U.S. Federal income tax purposes immediately after such transaction or, in the case of a series of transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of the Stock of, and any amendment to the certificate of incorporation (or other organizational documents) of, Kenvue or any Internal Restricted Entity shall be treated as an indirect acquisition of the Stock of Kenvue or such Internal Restricted Entity, respectively, by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Kenvue or such Internal Restricted Entity, respectively, for U.S. Federal income tax purposes increases by vote or value.
(ii) Notwithstanding Section 4.04(b)(i), a Proposed Acquisition Transaction shall not include (A) the adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (B) any acquisition of Stock that satisfies Safe Harbor VII (relating to acquisitions of stock listed on an established market) of Section 1.355-7(d) of the Regulations or (C) issuances of Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, however, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.04(b)(ii)(A), (B) or (C) applies.
(iii) The provisions of this Section 4.04(b), including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355(e) of the Code or the Regulations thereunder shall be incorporated in this Section 4.04(b) and its interpretation.
(c) Consent to Take Certain Restricted Actions. (i) Kenvue may (and may cause or permit its Affiliates to) take an action otherwise prohibited under Section 4.04(a) if J&J consents in writing. J&J may not withhold its consent if Kenvue has received (and provided J&J with) Satisfactory Guidance. In all other cases, J&J’s consent shall be at its sole discretion.
(ii) For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Kenvue, concluding that the proposed action will not cause any of the Transactions to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Satisfactory Guidance only if it is satisfactory in both form and substance to J&J in its sole discretion, which discretion shall be reasonably exercised in good faith. In determining whether an Unqualified Tax Opinion is satisfactory, J&J may consider, among other factors, the appropriateness of any underlying assumptions or representations and J&J’s views on the substantive merits of the legal analysis contained therein, and J&J may determine that no Unqualified Tax Opinion would be acceptable to J&J.

(iii) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by J&J. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Rulings and any tax opinions previously issued by a Tax Advisor, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.
(d) Procedures Regarding Opinions and Rulings. (i) If Kenvue notifies J&J that it desires to take a restricted action described in Section 4.04(a) and seeks Satisfactory Guidance for purposes of Section 4.04(c), J&J, at the request of Kenvue, shall use commercially reasonable efforts to expeditiously obtain, or assist Kenvue in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, J&J shall not be required to take any action pursuant to this Section 4.04(d) if, upon request, Kenvue fails to certify that all information and representations relating to Kenvue or any of its Affiliates in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Kenvue shall reimburse J&J for all reasonable out-of-pocket costs and expenses incurred by J&J or any of its Affiliates in obtaining Satisfactory Guidance within 60 days after receiving an invoice from J&J therefor.
(ii) J&J shall have the right to obtain a Ruling, any other guidance from any Taxing Authority or an opinion of a Tax Advisor relating to the Transactions at any time in J&J’s sole discretion. Kenvue, at the request of J&J, shall use commercially reasonable efforts to expeditiously obtain, or assist J&J in obtaining, any such Ruling, other guidance or opinion; provided, however, that Kenvue shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. J&J shall reimburse Kenvue for all reasonable out-of-pocket costs and expenses incurred by Kenvue or any of its Affiliates in obtaining any such Ruling, other guidance or opinion requested by J&J within 10 Business Days after receiving an invoice from Kenvue therefor.
(iii) J&J shall have exclusive control over the process of obtaining any Ruling or other guidance from any Taxing Authority concerning the Transactions, and Kenvue shall not independently seek any Ruling or other guidance concerning the Transactions at any time. In connection with any Ruling requested by Kenvue pursuant to Section 4.04(d) or that can reasonably be expected to affect Kenvue’s liabilities under this Agreement, J&J shall (A) keep Kenvue informed of all material actions taken or proposed to be taken by J&J, (B) reasonably in advance of the submission of any ruling request provide Kenvue with a draft thereof, consider Kenvue’s comments on such draft and provide Kenvue with a final copy thereof and (C) provide Kenvue with notice reasonably in advance of, and (subject to the approval of the IRS or other applicable Taxing Authority) permit Kenvue to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority that relate to such Ruling.

(iv) Notwithstanding anything herein to the contrary, Kenvue shall not seek a Ruling or any other guidance from a Taxing Authority with respect to a Pre-Distribution Period (whether or not relating to the Transactions).
SECTION 4.05. Notification Regarding Certain Acquisition Transactions. (a) If Kenvue proposes to enter into any 25% Acquisition Transaction or takes any affirmative action to permit any 25% Acquisition Transaction to occur at any time during the 30-month period following the Distribution Date, Kenvue shall undertake in good faith to provide J&J, no later than 10 Business Days following the signing of any written agreement with respect to such 25% Acquisition Transaction or obtaining knowledge of the occurrence of any such 25% Acquisition Transaction that takes place without a written agreement, with a written description of such transaction (including the type and amount of Stock to be issued) and an explanation as to why such transaction does not result in the application of Sections 355(a)(1)(B), 355(e), or 355(f) of the Code to the Transactions.
(b) For purposes of this Section 4.05, “25% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 25% instead of 30%.
SECTION 4.06. Reporting. J&J and Kenvue (a) shall timely file (or cause to be filed) any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 of the Regulations and, to the extent applicable, Section 1.368-3 of the Regulations) to report the applicable Transactions as qualifying for the Intended Tax Treatment and (b) absent a change of Law or a Determination in respect of the Transactions, shall not take any position on any Tax Return, financial statement or other document that is inconsistent with the Transactions qualifying for the Intended Tax Treatment.
SECTION 4.07. Protective Section 336(e) Elections. (a) The Parties shall, at J&J’s election, timely enter into a written, binding agreement (within the meaning of Section 1.336-2(h)(1)(i) of the Regulations) to make a Protective Section 336(e) Election with respect to the Distribution or certain Internal Transactions as J&J chooses. J&J shall timely make such Protective Section 336(e) Elections and timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Protective Section 336(e) Elections and shall have the exclusive right to prepare and file (i) the relevant purchase price allocation and any corresponding IRS Form 8883 (or any successor thereto) and (ii) any similar forms required or permitted to be filed under U.S. state or local Law in connection with such Protective Section 336(e) Elections. Kenvue will cooperate with J&J to facilitate the making of such election.
(b) To the extent J&J makes any Protective Section 336(e) Elections, the Parties shall not, and shall not permit any of their respective Affiliates to, take any position for Tax purposes inconsistent with any of the Protective Section 336(e) Elections, except as may be required pursuant to a Determination.
(c) If Kenvue realizes a Tax benefit from the step-up in tax basis resulting from a failure of one or more of the Transactions to qualify (in whole or in part) for its Intended Tax

Treatment and a Protective Section 336(e) Election, Kenvue shall make quarterly payments to J&J equal to (i) the actual Tax savings, as and when realized, arising from such step-up in tax basis, determined on a “with and without” basis (treating any deductions or amortization attributable to such step-up in tax basis resulting from such Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), net of any reasonable administrative costs and other reasonable out-of-pocket expenses necessary to secure the Tax savings multiplied by (ii) the J&J Transaction Tax Percentage of any Transaction Taxes resulting from such failure of one or more of the Transactions to qualify (in whole or in part) for its Intended Tax Treatment.
SECTION 4.08. Actions after the Distribution on the Distribution Date. Kenvue will not take any action on the Distribution Date after the Distribution that is outside the Ordinary Course of Business of Kenvue.
SECTION 4.09. Termination of Tax Sharing Agreements. Prior to the Separation Closing, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the Kenvue Group, on the one hand, and one or more members of the J&J Group, on the other hand (other than this Agreement).
SECTION 4.10. Tax Treatment of Certain Amounts Paid Pursuant to the EMA. Amounts paid pursuant to the EMA shall be treated in the manner as described in the EMA and Section 2.09.
ARTICLE V
Audits and Contests
SECTION 5.01. Audits and Contests. (a) J&J or Kenvue, as applicable, shall, within 10 Business Days of becoming aware of any Tax Contest that could reasonably be expected to cause the other Party to be liable for any Taxes (including pursuant to an indemnification obligation under this Agreement), notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 5.01(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.
(b) J&J shall have the right to control the conduct, settlement, resolution or abandonment of (i) any Tax Contest that relates to any J&J Prepared Return, (ii) any Transaction Tax Contest and (iii) any other Tax Contest with respect to a member of the J&J Group or the Kenvue Group that (A) relates (in whole or in part) to a Pre-Distribution Period or (B) could reasonably be expected to have an adverse tax impact on a member of the J&J Group (any such Tax Contest in clauses (i) through (iii), a “Specified Tax Contest”). If J&J elects to control the conduct, settlement, resolution or abandonment of any Specified Tax Contest that could reasonably be expected to (i) obligate Kenvue to make an indemnity payment under Article II or

(ii) cause Kenvue to be liable for any Taxes for which it is not indemnified under Article II, J&J shall keep Kenvue reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and, subject to Section 5.01(c), J&J shall not accept or enter into any settlement, resolution or abandonment of such Specified Tax Contest without the consent of Kenvue (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Kenvue shall have no rights with respect to any Specified Tax Contest relating to a J&J Consolidated Return.
(c) Notwithstanding Section 5.01(b), J&J may accept or enter into any settlement, resolution or abandonment of any of the following Specified Tax Contests it elects to control under Section 5.01(b) without the consent of Kenvue:
(i) Tax Contests specified in Schedule [F];
(ii) any Specified Tax Contest for which J&J notifies Kenvue that (notwithstanding the rights and obligations of the Parties under this Agreement) J&J agrees to pay (and indemnify Kenvue against) any Taxes resulting from such Specified Tax Contest; and
(iii) any Specified Tax Contest that could not reasonably be expected to cause Kenvue to be liable for any Taxes (including pursuant to an indemnification obligation under Article II) in excess of $6 million, as determined in good faith by J&J.
(d) Kenvue shall be required to control (at its own expense) the conduct, settlement, resolution or abandonment of any Specified Tax Contest that J&J elects not to control (unless J&J subsequently elects to control such Specified Tax Contest); provided that Kenvue shall keep J&J reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and Kenvue shall not accept or enter into any settlement, resolution or abandonment of such Specified Tax Contest without the consent of J&J (such consent not to be unreasonably withheld, conditioned or delayed).
(e) Notwithstanding anything in this Agreement to the contrary, no Party shall be required to (i) file any J&J Prepared Return or Kenvue Prepared Return or (ii) settle, resolve or abandon any Tax Contest, in each case if such Party determines, in its sole discretion exercised in good faith, that such filing, settlement, resolution or abandonment is reasonably likely to expose such Party, any of its Affiliates or any of its or its Affiliates’ representatives to criminal penalties or monetary sanctions.
SECTION 5.02. Expenses. Each Indemnifying Party shall reimburse the applicable Indemnitee for all reasonable out-of-pocket expenses (including legal, consulting and accounting fees) incurred by such Indemnitee in the course of any Tax Contest to the extent those expenses relate to matters for which the Indemnifying Party is required to indemnify under Article II or which would result in an additional payment obligation of the Indemnifying Party under Article III. Except as otherwise provided in the preceding sentence, each Party shall bear its own expenses incurred in the course of any Tax Contest.

ARTICLE VI
General Cooperation and Document Retention
SECTION 6.01. Cooperation and Good Faith. J&J and Kenvue shall (and shall cause the members of the J&J Group and the Kenvue Group, respectively, to) cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax Returns and Transfer Pricing Documentation, the calculation of Taxes, the determination of the proper financial accounting treatment of a Return Item, the conduct or settlement of any Tax Contests and other matters covered by this Agreement. Such cooperation shall include the actions listed on Schedule [G].
SECTION 6.02. Duty to Mitigate Recognition or Recapture of Income.
(a) Kenvue shall not (and shall not permit any member of the Kenvue Group to) take any action (including, but not limited to, the sale or disposition of any Stock or other assets) that would cause J&J or any member of the J&J Group to recognize gain or recapture any income, including under any Gain Recognition Agreement or Domestic Use Agreement, in each case without the prior written consent of J&J.
(b) Prior to any event (including any of the Transactions) that may result in recognition or recapture of income (including under any Gain Recognition Agreement or Domestic Use Agreement), Kenvue shall use (and shall cause the members of the Kenvue Group to use) all commercially reasonable efforts to eliminate such recognition or recapture of income or otherwise avoid or minimize the impact thereof. Without limiting the generality of the foregoing sentence:
(i) Kenvue shall enter into (or shall cause the appropriate member of the Kenvue Group to enter into) a new Gain Recognition Agreement, if entering into that Gain Recognition Agreement would preclude or defer the recognition of gain by any member of the J&J Group;
(ii) to the extent that any member of the Kenvue Group is a “U.S. transferor” (within the meaning of Section 1.367(a)-8(b)(1)(xvii) of the Regulations) with respect to property for which a Gain Recognition Agreement was entered into, Kenvue shall comply (or shall cause the appropriate member of the Kenvue Group to comply) with the annual certification requirements of Section 1.367(a)-8(g) of the Regulations for the term of such Gain Recognition Agreement and promptly provide copies of those annual certifications to J&J (a list of Gain Recognition Agreements, which includes Gain Recognition Agreements that a member of the J&J Group or Kenvue Group has entered or expects to enter into, is set out in Schedule [H]); and
(iii) Kenvue shall enter into any agreements (including new Domestic Use Agreements under Section 1.1503(d)-6(f)(2) of the Regulations), make any elections and take any other actions, in each case as requested by J&J or as otherwise required in order to avoid causing the Distribution or Other Disposition, as the case may be, to be a

“triggering event” requiring recapture of any “dual consolidated loss” (in each case, within the meaning of Section 1503(d) of the Code and the Regulations thereunder) for which a J&J Consolidated Group member has made a “domestic use election” under Section 1.1503(d)-6(d) of the Regulations and that was incurred by a member of the Kenvue Group during a Pre-Distribution Period.
SECTION 6.03. Document Retention; Access to Records and Use of Personnel. Notwithstanding anything to the contrary in the Separation Agreement or any Ancillary Agreement (including, for the avoidance of doubt, the Data Sharing and Transfer Agreement), each of J&J and Kenvue shall (i) until the expiration of the relevant statute of limitations (including extensions), retain all records, documents, accounting data, computer data and other information necessary for the preparation, filing, review, audit or defense of all Tax Returns (including all Transfer Pricing Documentation) or relevant to an obligation, right or liability of either Party under this Agreement (collectively, the “TXMA Records”) and (ii) give each other reasonable access to such TXMA Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of either Party under this Agreement or otherwise reasonably required by the other Party to complete any Tax Return or to compute the amount of any payment contemplated by this Agreement. Prior to disposing of any such TXMA Records, each of J&J and Kenvue shall notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or make copies of such TXMA Records at its discretion.
SECTION 6.04. Tax Disputes. Notwithstanding Section 7.06, this Section 6.04 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute (i) relating to liability for Transaction Taxes or (ii) in which the amount of liability in dispute exceeds $20 million (a “Tax Dispute”). The Parties shall negotiate in good faith to resolve any Tax Dispute for 30 calendar days (unless earlier resolved). Upon notice of either Party after 30 calendar days, the matter will be referred to an Accounting Firm acceptable to both Parties. The Accounting Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 40 calendar days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Accounting Firm shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to an Accounting Firm, after 30 calendar days the Parties are unable to find an Accounting Firm willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 6.04 shall cease to apply to that Tax Dispute and such Tax Dispute shall be subject to Section 7.06.

ARTICLE VII
Miscellaneous Provisions
SECTION 7.01. Payments and Interest.
(a) Any payments required pursuant to this Agreement shall be made in United States dollars, calculated using prevailing spot foreign exchange rates, as applicable.
(b) Any payments required pursuant to this Agreement that are not made within 60 days following the time period specified in this Agreement shall bear interest from the end of that 60-day period to the date paid. Interest required to be paid pursuant to this Agreement shall equal the 1-month term secured overnight financing rate, determined as of the date the payment was due hereunder, plus 0.5%.
SECTION 7.02. No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require J&J or Kenvue, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute, Return Item or any other amount for which payment has previously been made under this Agreement, the Separation Agreement or any of the Ancillary Agreements.
SECTION 7.03. Confidentiality. Each Party hereby acknowledges that confidential and proprietary Information of such Party and the other members of its Group may be exposed to employees and agents of the other Party and the other members of its Group as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and the other members of its Group, that such Party’s obligations with respect to Information of the other Party and the other members of its Group shall be governed by Section 7.09 of the Separation Agreement.
SECTION 7.04. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 7.04 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
SECTION 7.05. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
SECTION 7.06. Governing Law; Dispute Resolution; Jurisdiction.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
(b) In the event of any dispute arising under this Agreement between the Parties other than a Tax Dispute that is subject to Section 6.04 (a “Dispute”), either Party may refer such Dispute to the respective senior officers of such Parties by delivering written notice of such Dispute to the other Party (a “Negotiation Notice”). Upon delivery of a Negotiation Notice, each Party shall attempt in good faith to resolve such Dispute by negotiation among their respective senior officers who hold, at a minimum, the title of Executive Vice President and who have authority to settle such Dispute.
(c) If the Parties are unable to resolve any Dispute within 30 calendar days of the delivery of a Negotiation Notice, then either Party shall have the right to initiate non-binding mediation by delivering written notice to the other Party (a “Mediation Notice”). Upon delivery of a Mediation Notice, the applicable Dispute shall be promptly submitted for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “Mediation Rules”), and the Parties shall participate in such mediation in good faith for a period of 30 calendar days or such longer period as the Parties may mutually agree in writing (the “Mediation Period”). In connection with such mediation, the Parties shall cooperate with each other and the American Arbitration Association in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings; provided, that, if the Parties are unable to agree on a neutral mediator within 10 calendar days of the delivery of a Mediation Notice, the Parties shall cause the American Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Mediation Rules. The Parties agree to bear equally the costs of any mediation, including any fees or expenses of the applicable mediator; provided, that each Party shall bear its own costs in connection with participating in such mediation.
(d) If the Parties are unable to resolve any Tax Dispute or Dispute via negotiation or mediation in accordance with Sections 6.04, 7.06(b) or 7.06(c), then, following the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to Section 7.06(e). For the avoidance of doubt, except as set forth in Section 7.06(f), neither Party may commence litigation with respect to a Dispute until and unless the Parties first fail to resolve such Dispute via negotiation and mediation in accordance with Sections 6.04, 7.06(b) or 7.06(c).

(e) Subject to Sections 6.04, 7.06(b) and 7.06(c), each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.
(f) Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the resolution of any dispute hereunder, including under Sections 6.04, 7.06(b) or 7.06(c).
SECTION 7.07. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 7.08. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
SECTION 7.09. Notice. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to J&J, to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn:	[●]
[●]
Email:	****
****

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn:	J. Leonard Teti II
Andrew T. Davis
Email:	lteti@cravath.com
adavis@cravath.com

If to Kenvue, to:

Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
Attn:	[●]
[●]
Email:	****
****
Either Party may, by notice to the other Party, change the address to which such notices are to be given.
SECTION 7.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
SECTION 7.11. Termination. This Agreement will terminate without further action at any time before the Separation Closing upon termination of the Separation Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.
SECTION 7.12. Successor Provisions. Any reference herein to any provisions of the Code or Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.
SECTION 7.13. Compliance by Group Members. J&J and Kenvue each shall cause all present and future members of the J&J Group and the Kenvue Group to comply with the terms of this Agreement.
SECTION 7.14. Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Separation, the Initial Public Offering and any Distribution or Other Disposition, as applicable, and shall remain in full force and effect.
SECTION 7.15. Integration; Amendments.
(a) Except as explicitly stated herein, this Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreements between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. If there is a conflict between any specific provision of this Agreement and any provision of the Separation Agreement or any Ancillary Agreement (except to the extent that Tax matters are expressly addressed in any such Ancillary Agreement), this Agreement shall control.
(b) No provision of this Agreement shall be deemed amended, supplemented or modified, unless such amendment, supplement or modification is in writing and signed by the authorized representative of each Party, and no waiver of any provision of this Agreement shall be effective unless in writing and signed by the authorized representative of the Party sought to be bound.
SECTION 7.16. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
SECTION 7.17. Waivers of Default. Except as explicitly stated herein, no failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
SECTION 7.18. Interpretation. The rules of interpretation set forth in Section 11.15 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.
SECTION 7.19. Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (d) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.19.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

JOHNSON & JOHNSON
by

Name: [●]
Title: [●]

KENVUE INC.,
by

Name: [●]
Title: [●]